Exhibit 99.1

HOMETEAM PEST DEFENSE REACHES ONE MILLION TAEXX® INSTALLATIONS

ATLANTA, March 27, 2017 -- Rollins Inc. (NYSE: ROL), a global services company, announced today that its wholly-owned subsidiary, HomeTeam Pest Defense, reached a significant milestone of one million installations of Taexx®, their built-in pest control system. Taexx features the original Tubes in the Wall® system, a network of tiny tubes running throughout designated walls of a home, controlling and managing unwanted pests where they are most vulnerable.

Taexx is installed while a home is being constructed. HomeTeam has relationships with more than 1,000 home builders nationwide, ranging from the top 10 national home builders to regional and local customer home builders. For most of our national home builder partners, Taexx is included as a standard feature in their homes.

“We’re extremely proud of everyone at HomeTeam who helped make this milestone a reality,” said Brady Camp, President, HomeTeam. “It underscores the strength of our relationships with our builder partners and the exceptional customer service we strive to deliver each day as new construction pest control experts.”

About HomeTeam Pest Defense

HomeTeam Pest Defense, a recognized leader in the pest management industry, is currently ranked #1 in servicing the home builder market and has won numerous partnership awards from builders. The company offers pest and termite control services such as the innovative Taexx® built-in pest control system. The company has 50 locations throughout the United States and partners with homeowners and home builders to provide a pest-free living environment. HomeTeam is a wholly-owned subsidiary of Atlanta-based Rollins, Inc. (NYSE:ROL). You can learn more about Rollins or HomeTeam at www.rollins.com or www.pestdefense.com.

About Rollins, Inc.

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.auwww.safeguardpestcontrol.co.uk, and www.rollins.com.

ROL-IR

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Media Contact:

Eddie Northen, Rollins CFO

404-888-2242